Exhibit 10.52

AMENDMENT TO
KB HOME PERFORMANCE BASED INCENTIVE PLAN FOR SENIOR MANAGEMENT
STOCK OPTION AGREEMENT
This Amendment to KB Home Performance-Based Incentive Plan for Senior Management Stock Option Agreement is effective July 17, 2014 and is applicable to the Stock Option Agreement (the “Agreement”) by and between KB Home (as successor to Kaufman and Broad Home Corporation, the “Company”) and [___________] (the “Optionee”) dated [_______].
The Agreement is hereby amended to add the following provisions:
“Notwithstanding any other term hereof, if the termination of the Optionee’s employment with the Company or its subsidiaries prior to the date set forth in Section 3(a)(1) is as a result of the Optionee’s death or Disability, the Option shall be exercisable until the date set forth in Section 3(a)(1).
For these purposes, “Disability” means (i) “disability” as defined in any employment agreement then in effect between the Optionee and the Company or applicable subsidiary or (ii) if not defined therein, or if there shall be no such agreement, “disability” as defined in the long-term disability plan then maintained by the Company or applicable subsidiary, or (iii) if there shall be no plan, a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Optionee to be unable to perform in all material respects his or her duties and responsibilities to the Company or applicable subsidiary or any substantially similar duties and responsibilities. The Company shall have the sole right to determine whether the Optionee’s termination of employment constitutes a Disability.”
Except as expressly amended by this Amendment, the Agreement remains unaltered and in full force and effect.

KB HOME

By: __________________________________________
Thomas F. Norton
Senior Vice President, Human Resources